Exhibit 99.1

FOR IMMEDIATE RELEASENEWS RELEASE

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7004

SUNLINK HEALTH SYSTEMS, INC ANNOUNCES

SHARE REPURCHASE PLAN AND DEBT PAYDOWN

Atlanta, GA (October  8, 2019) – – SunLink Health Systems, Inc. (NYSE:AMERICAN:  SSY) today announced that its Board of Directors had approved a share repurchase program that authorizes the Company to expend up to $750,000 to purchase shares of its common stock in the open market. In addition, the Board approved a $2,500,000 pre-payment of mortgage debt on its subsidiary which operates Trace Regional Hospital and Floy Dyer Nursing Home.

Under the share repurchase program, the Company may repurchase shares from time to time in open market and privately negotiated transactions and block trades in accordance with applicable securities laws and regulations.  The extent to which the Company repurchases its shares, and the timing and price of such repurchases, will depend upon a number of factors, including business and market conditions, regulatory requirements and other corporate considerations determined by the Company’s management.  There is no assurance as to the exact number of shares, if any, that will be repurchased by the Company.  The share repurchase program will expire on January 31, 2020 and may be modified, terminated or extended by the company without prior notice.  The Company expects to fund any share repurchases with cash on hand.

The $2,500,000 partial pre-payment is of debt of its subsidiary which operates Trace Regional Hospital and Floy Dyer Nursing Home. The pre-payment will be made from  its cash on hand, and the subsidiary’s mortgage loan balance after the partial pre-payment will be less than $500,000. In addition to reducing interest expense, the pre-payment will allow Trace more flexibility in efforts to improve its operations.  The company expects to report, in its second fiscal quarter, a non-cash loss on early extinguishment of debt of approximately $160,000 as a result of the partial pre-payment.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare businesses in the Southeast.  Each of the Company’s healthcare businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals.  For additional information on SunLink Health Systems, Inc., please visit the Company’s website.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2019 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.